April 2009 Preliminary Terms No. 81 Registration Statement No. 333-156423 Dated April 13, 2009 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Based on the Units of United States Oil Fund, LP due October 28, 2009
Reverse Convertible Securities
RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for shares of the underlying stock of a specific underlying company at maturity if the closing price of the underlying stock declines to or below the trigger price on any trading day during the term of the RevCons and, on the determination date, is below the initial share price.  The value of these shares will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside.  Alternatively, if the closing price of the underlying stock never declines to or below the trigger price, the RevCons will return the stated principal amount at maturity.  The coupon is paid regardless of the performance of the underlying stock.  RevCons are not principal protected.  The RevCons are senior unsecured obligations of Morgan Stanley, and all payments on the RevCons are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons (see “Commissions and Issue Price” below)
Maturity date:	October 28, 2009
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the trigger price on any trading day from and including the trading day following the pricing date to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger level:	75%
Trigger price:	The trigger price is equal to the product of the trigger level times the initial share price.
Determination date:	October 23, 2009 (3 business days before the maturity date) subject to postponement in the event of certain market disruption events
Coupon:	16 to 20% per annum, payable monthly beginning May 28, 2009. The actual interest rate will be determined on the pricing date.
Underlying stock:	Units of United States Oil Fund, LP
Initial share price:	The initial share price will be the closing price of the underlying stock on the pricing date.
Pricing date:	April 23, 2009
Original issue date:	April 28, 2009
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482FF6
ISIN:	US617482FF63
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per RevCons	$1,000	$15	$985
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor.  The lowest price payable by an investor is $995 per RevCons.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for reverse convertible securities (“RevCons”).

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for RevCons dated December 23, 2008
Prospectus dated December 23, 2008

THE REVCONS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE REVCONS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208003

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

Investment Overview

RevConsSM

Reverse Convertible Securities
RevCons pay a periodic, above-market, fixed rate coupon, on a per annum basis.  At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the trigger price on any day over the term of the RevCons, a number of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares.  RevCons are not principal protected and offer no potential for appreciation.  The value of any underlying stock delivered at maturity per RevCons, and accordingly its cash value, will be less than the stated principal amount of the RevCons, and may be zero.

Underlying Stock Overview

United States Oil Fund, LP
United States Oil Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that are registered under the Securities Exchange Act of 1934, as amended, and trade on the NYSE Arca. These units are the underlying shares. Its investment objective is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of futures contracts on light, sweet crude oil as traded on the New York Mercantile Exchange, less expenses. Its SEC file number is 001-32834.

Information as of market close on April 8, 2009
Bloomberg Ticker Symbol: Current Share Price: Current Dividend Yield:	USO $29.49 0%	52 Weeks ago: 52 Week High (on 7/14/08): 52 Week Low (on 2/18/09):	$87.19 $117.48 $22.86

The underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-32834 through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding the issuer of the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Stock” in these preliminary terms.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying stock is accurate or complete.

April 2009	Page 2

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

Key Investment Rationale

The RevCons offer a short term income oriented strategy linked to the underlying stock.

▪	A coupon per annum which is higher than the current dividend yield on the underlying stock.

▪	No potential to participate in any appreciation in the underlying stock.

▪	RevCons are not principal protected.

Key Benefits

The RevCons pay an above market coupon in exchange for downside exposure to the underlying stock, with only contingent protection against declines in the underlying stock.  If the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to, or below, the trigger price on any trading day from and including the trading day following the pricing date to and including the determination date, you will then be subject to full downside exposure to the underlying stock.

Enhanced Yield	▪ A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying stock. ▪ The coupon will be paid regardless of the performance of the underlying stock.
Best Case Scenario
▪    If the closing price of the underlying stock never declines to or below the trigger price, the RevCons will redeem, at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon.  You will not participate in any appreciation in the underlying stock, even if the closing price of the underlying stock is above the initial share price on the determination date.

Worst Case Scenario
▪  If the closing price of the underlying stock declines to or below the trigger price on any day during the term of the RevCons and, on the determination date, is at a level below the initial share price, the RevCons will redeem for a number of shares of the underlying stock (or, at our option, the cash value thereof) worth substantially less than the stated principal amount and which may be zero.  In this worst case scenario, the RevCons will have outperformed the underlying stock on a per annum basis by the coupon.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	The RevCons will not provide investors with any appreciation in the underlying stock.

▪
The RevCons will not be listed and secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The RevCons are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the RevCons.

▪	If the RevCons are accelerated, you may receive an amount worth substantially less than the stated principal amount of the RevCons.

▪	United States Oil Fund, LP is not involved in the offering for the RevCons in any way. Neither the issuer nor the underwriter has made any due diligence inquiry in connection with the offering.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

▪	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

April 2009	Page 3

RevConsSM Based on the Common Stock of Target Corporation due October 28, 2009

Fact Sheet
The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by these preliminary terms.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the trigger price on any day over the term of the RevCons, a number of shares of the underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares.  The RevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the RevCons are subject to the credit risk of Morgan Stanley. “RevCons” is a service mark of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 23, 2009	April 28, 2009	October 28, 2009
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per RevCons (see “Syndicate Information” on page 5)
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the trigger price on any trading day from and including the trading day following the pricing date to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:
The stated principal amount divided by the initial share price, subject to adjustments for corporate events.  In addition to the antidilution adjustments set forth in the accompanying prospectus supplement for RevCons, the calculation agent may, in its sole discretion, make additional changes to the exchange factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the underlying stock, but only to reflect such changes, and not with the aim of changing relative investment risk.

Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock.  The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Trigger level:	75%
Trigger price:	The trigger price is equal to the product of the trigger level times the initial share price.
Determination date:	October 23, 2009 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events
Coupon:	16 to 20% per annum, payable monthly beginning May 28, 2009
Underlying stock:	The units of United States Oil Fund, LP, which will be the underlying shares within the meaning of the term as used in the accompanying prospectus supplement for RevCons dated December 23, 2008
Initial share price:	The initial share price will be the closing price of the underlying stock on the pricing date.
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date as postponed.

Risk factors:	Please see “Risk Factors” on page 9.

April 2009	Page 4

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482FF6
ISIN:	US617482FF63
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons, under current law, as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of the underlying shares and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on the RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons — RevCons with a Term Equal to or Less Than One Year.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for RevCons.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons by taking positions in the underlying stock, in options contracts on the underlying stock listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying stock, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close on each trading day over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash or shares of the underlying stock worth as much as the stated principal amount of the RevCons.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

April 2009	Page 5

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the prospectus supplement for RevCons.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the RevCons	Selling concession	Principal amount of RevCons for any single investor
$1,000	$15.00	<$1MM
$997.50	$12.50	$1MM-$2.99MM
$996.25	$11.25	$3MM-$4.99MM
$995.00	$10.00	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the RevCons distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2009	Page 6

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

How RevCons Work
The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying stock never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying stock, even if the closing price of the underlying stock is above the initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying stock falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, the RevCons redeem for underlying stock (or, at our option, the cash value of the underlying stock) worth substantially less than the stated principal amount of the RevCons based on the closing price of the underlying stock on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for the underlying stock on the determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the trigger price.

The hypothetical examples are based on the following hypothetical values in order to illustrate how RevCons work (and do not reflect the actual initial share price of the underlying stock as well as the exchange ratio, trigger price and the coupon per annum of the RevCons):

▪ Stated principal amount (per RevCons):	$1,000
▪ Initial share price:	$100 (the hypothetical closing price of one share of the underlying stock on the pricing date)
▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the hypothetical initial share price)
▪ Trigger price:	$75 (75% of the hypothetical initial share price)
▪ Coupon per annum:	18%

TABLE 1:  At maturity, unless the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the trigger price on any trading day from and including the trading day following the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the underlying stock has not decreased to or below the hypothetical trigger price of $75 during the term of the RevCons.

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$76.00	$1,000	$90	$1,090
$80.00	$1,000	$90	$1,090
$90.00	$1,000	$90	$1,090
$100.00	$1,000	$90	$1,090
$120.00	$1,000	$90	$1,090
$140.00	$1,000	$90	$1,090

April 2009	Page 7

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the underlying stock has decreased to or below the hypothetical trigger price of $75 on any trading day from and including the trading day following the pricing date to and including the determination date.   In each of these examples, where the closing price of the underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the underlying stock, or at our option, the cash value of those shares as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price on determination date	Value of shares of underlying stock or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$90	$90
$25.00	$250	$90	$340
$50.00	$500	$90	$590
$75.00	$750	$90	$840
$91.00	$910	$90	$1,000
$100.00	$1,000	$90	$1,090
$125.00	$1,000	$90	$1,090
$150.00	$1,000	$90	$1,090

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the trigger price from and including the trading day following the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

April 2009	Page 8

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

Risk Factors

The RevCons offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
You may not receive a return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of the RevCons or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the trigger price on any day over the term of the RevCons, a number of underlying stock, or, at our option, the cash value of those shares as of the determination date.  If investors receive shares of the underlying stock at maturity in exchange for the RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of the RevCons and could be zero.

▪
Investors will not participate in any appreciation in the value of the underlying stock.  Investors will not participate in any appreciation in the price of the underlying stock, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the underlying stock on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the underlying stock has decreased to or below the trigger price on any trading day, the volatility and dividend rate on the underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the exchange ratio.

▪
The RevCons are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the RevCons.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the RevCons on interest payment dates and at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the RevCons.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging our obligations under the RevCons.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

April 2009	Page 9

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

▪
Maturity date of the RevCons may be accelerated.  The maturity of the RevCons will be accelerated if (i) the closing price of the underlying stock (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying stock.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
The RevCons may become exchangeable into the common stock of a company other than United States Oil Fund, LP.  Following certain corporate events relating to the underlying stock, you may receive at maturity the common stock of a successor corporation to United States Oil Fund, LP.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying stock payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and the issuer’s counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons. If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying prospectus supplement for RevCons. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

April 2009	Page 10

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

Other Risk Factors

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The RevCons will not be listed and secondary trading may be limited.  The RevCons will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the RevCons.  MS & Co. may, but is not obligated to, make a market in the RevCons.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the RevCons, it is likely that there would be no secondary market for the RevCons.  Accordingly, you should be willing to hold your RevCons to maturity.

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No affiliation with United States Oil Fund, LP.  United States Oil Fund, LP is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to United States Oil Fund, LP in connection with this offering.

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Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the RevCons.  As calculation agent, MS & Co. will determine whether the closing price of the underlying stock decreases to or below the trigger price during the term of the RevCons and whether the closing price of the underlying stock on the determination date is less than the initial share price.  Determinations made by MS & Co., in its capacity as calculation agent, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours will carry out hedging activities related to the RevCons, including trading in the underlying stock as well as in other instruments related to the underlying stock.  MS & Co. and some of our other subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying stock and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially increase the trigger price relative to the price of the underlying stock absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or stock of the underlying stock (or the cash value thereof) at maturity.  Furthermore, if the closing price of the underlying stock has decreased to or below the trigger price such that you could receive underlying stock at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

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Morgan Stanley may engage in business with or involving United States Oil Fund, LP without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with United States Oil Fund, LP. without regard to your interests, and thus may acquire non-public information about United States Oil Fund, LP.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to United States Oil Fund, LP, which may or may not recommend that investors buy or hold the underlying stock.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-9 of the prospectus supplement for RevCons.  The issuer also urges you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

April 2009	Page 11

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

Information about United States Oil Fund, LP

United States Oil Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that are registered under the Securities Exchange Act of 1934, as amended, and trade on the NYSE Arca. Its investment objective is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of futures contracts on light, sweet crude oil as traded on the New York Mercantile Exchange, less expenses.  Information provided to or filed with the Securities and Exchange Commission by United States Oil Fund, LP pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 001-32834 through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding United States Oil Fund, LP may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company or Underlying Exchange traded Fund—Public Information” in the prospectus supplement for RevCons.

These preliminary terms relate only to the RevCons offered hereby and do not relate to the underlying stock or other securities of United States Oil Fund, LP.  The issuer has derived all disclosures contained in these preliminary terms regarding United States Oil Fund, LP from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to United States Oil Fund, LP.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding United States Oil Fund, LP is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

April 2009	Page 12

RevConsSM Based on the Units of United States Oil Fund, LP due October 28, 2009

Historical Information

The following table sets forth the published high and low closing prices for the underlying stock for 2006, 2007, 2008 and 2009 through April 8, 2009.  The associated graph shows the closing prices for the underlying stock for each day in the same period.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying stock as an indication of future performance.

United States Oil Fund, LP (CUSIP 91232N108)	High	Low	Dividends
2006
Second Quarter (beginning April 10, 2006)	72.81	65.18	—
Third Quarter	73.25	54.64	—
Fourth Quarter	55.31	50.59	—
2007
First Quarter	53.62	43.23	—
Second Quarter	53.56	48.01	—
Third Quarter	63.44	52.35	—
Fourth Quarter	77.34	60.76	—
2008
First Quarter	87.21	69.02	—
Second Quarter	113.75	81.06	—
Third Quarter	117.48	74.99	—
Fourth Quarter	79.59	29.02	—
2009
First Quarter	37.30	22.86	—
Second Quarter (through April 8, 2009)	30.98	28.58	—

United States Oil Fund, LP has stated that the units are not entitled to receive any dividends.  We make no representation as to the amount of dividends, if any, that United States Oil Fund, LP may pay in the future.  In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of United States Oil Fund, LP.

United States Oil Fund, LP Units Daily Closing Prices April 10, 2006 to April 8, 2009

April 2009	Page 13